                                                                 EXHIBIT 10R


                              EMPLOYMENT AGREEMENT
                              --------------------



         THIS AGREEMENT is made and entered into as of the 31st day of January, 1997, by and between SUNQUEST INFORMATION SYSTEMS, INC., a Pennsylvania corporation, (hereinafter referred to as "Employer"), and ALBERT A. DeSTEFANO, an individual (hereinafter referred to as "Employee").

                                WITNESSETH THAT:

         WHEREAS, Employer is a Pennsylvania corporation specializing in the design, sale and installation of information systems; and

         WHEREAS, Employee was formerly an Executive Vice President and the Chief Operating Officer of Employer, and after several years of pursuing alternative career opportunities independent of Employer, Employee desires to re-establish his ties with Employer and rejoin Employer's team on a full-time basis; and

         WHEREAS, Employer desires to retain Employee and Employee desires to be employed by Employer, subject to the terms and provisions of this Agreement; and

         WHEREAS, Employee shall have access to the various trade secrets, confidential information, methods and manner of operations of the business of Employer.

         NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, including, but not limited to, Employee's assent to be bound by the Covenant Not To Compete and the Covenant Not To Disclose Proprietary Information contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Employer and Employee, each intending to be legally bound, hereby covenant and agree as follows:

                                   ARTICLE I
                                   EMPLOYMENT
                                   ----------

         1.01 Employer hereby agrees to employ Employee and Employee hereby agrees to be employed by Employer under the terms and conditions as set forth in this Agreement.

                                   ARTICLE II
                       TERM OF AGREEMENT AND TERMINATION
                       ---------------------------------

         2.01 The term of this Agreement shall begin on February 17, 1997 and shall continue thereafter until terminated in accordance with the terms set forth in this Agreement.

         2.02 This Agreement may be terminated:

         (a) at the will of either party at any time, with or without reason, with sixty (60) days prior written notice; or

         (b) unilaterally by Employer if Employer determines that cause ("Cause") exists, with prior written notice to Employee. Cause shall mean gross neglect of duty, the acceptance by Employee of a position with another employer without consent, intentionally engaging in any activity which is in conflict with or adverse to the interests of Employer, willful misconduct on the part of Employee, misfeasance or malfeasance of duty causing a violation of any law which is determined to be detrimental to Employer, breach of a fiduciary duty owed to Employer or any shareholder of Employer or any material breach of this Agreement which has not been corrected by Employee within ten (10) days after his receipt of written notice of such breach from Employer; or

         (c)  upon the death of Employee; or

         (d) by Employer after Employee has been totally disabled for a period in excess of sixty (60) days ("Total Disability"). Total Disability shall be defined in the same manner as in the disability insurance policy provided by Employer and covering Employee.

         2.03 The parties shall be required to carry out any provisions hereof which contemplate performance by them subsequent to any termination or expiration of employment, and such termination or expiration of employment shall not affect any covenant, warranty, liability or other obligation which shall have arisen or accrued prior to such termination or expiration of employment, unless otherwise provided in this Agreement.

                                 ARTICLE III
                             TITLE; SCOPE OF DUTIES
                             ----------------------

         3.01 Employee shall initially hold the position of Executive Vice President of Sales and Marketing. Employee shall hold this position and fulfill the duties of this position in the manner set forth herein for so long as the Chief Operating Officer ("COO") of Employer shall require during the term of this Agreement.

         3.02 Employee understands that Employer is managed by one Chief Executive Officer ("CEO"), one COO and several Executive Vice Presidents, each of the Executive Vice Presidents being equally important in authority and responsibility in and to Employer. Employee also understands that the Board of Directors of Employer may create any other management position that it determines in its sole discretion to be necessary.

         3.03 Employee understands that Employee is to report directly to the COO. In addition, Employee shall interact and work with all Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and the remainder of Employer's employees, in a manner which demonstrates and encourages support of, and empathy and respect for, the other individuals and their needs, skills and talents.

         3.04 Employee's further obligations shall include, but not be limited to, the following:

         (a) Devoting his full working time to rendering services on behalf of Employer and to render such services with competence, efficiency and fidelity;

         (b) Complying with Employer's policies, procedures, standards and regulations;

         (c) Performing all of those duties and discharging all of the responsibilities with which Employee has been charged in his capacity as Executive Vice President of Sales and Marketing, from time to time, by the COO; and

         (d) Performing all of the services stated in this Article III generally from Employer's Western office, located in Tucson, Arizona and from such other locations to which Employer and Employee may hereafter agree.

                                   ARTICLE IV
                               FUTURE SUBSIDIARY
                               -----------------

         4.01 During the term of this Agreement, Employer and Employee will evaluate the feasibility of Employer forming and operating a subsidiary for the purpose of negotiating on a cooperative basis with health insurers and public healthcare payors, suppliers, contractors and other third parties with whom Employer and/or Employer's clients have business relationships: (a) to market laboratory services; (b) to achieve economies of scale and favorable rates and terms in the purchase of laboratory instruments, reagents and services; and (c) to exploit the commercial use of the data obtained from providing such services (said subsidiary hereinafter to be referred to as "Virtual Megalab").

         4.02 The decision whether to begin operation of Virtual Megalab shall be at the mutual determination of Employer and Employee.

         4.03 Should Virtual Megalab begin, Employee agrees to assume the responsibilities of running the operations of Virtual Megalab and assume the position of President of Virtual Megalab, directly reportable in such position to the President of Employer, in addition to his other duties assigned herein.

         4.04 If Employee is called upon to assume the position of President of Virtual Megalab as discussed above, then during the term of Employee's service in such capacity:

         (a) Employer and Employee will coordinate Employee's employment as President of Virtual Megalab, with Employee's continuation of his duties and obligations as Executive Vice President of Sales and Marketing of Employer. Employer will provide such assistance and resources as shall reasonably be necessary to permit Employee to accomplish his duties in both capacities;

         (b) In addition to the compensation set forth in Article VI of this Agreement as adjusted pursuant to Section 4.06 hereof, Employer will provide a compensation arrangement with respect to Employee's efforts on behalf of Virtual Megalab which will be the transfer to Employee of six and two-thirds percent (6 2/3%) of all issued and outstanding shares of stock of Virtual Megalab (the "Megalab Stock") at the completion of each year of Employee's service as President of Virtual Megalab, for up to three (3) years, such that Employee will own twenty percent (20%) of all Megalab Stock at the end of three (3) years. At the later of Virtual Megalab attaining a value of $25,000,000 and Employee receiving twenty percent (20%) of the Megalab Stock pursuant to this Subsection 4.04(b), Employer, at the election of Employee, will purchase fifty percent (50%) of Employee's Megalab Stock; provided, however, that (i) Employee must be an employee of Employer or Virtual Megalab at such time; (ii) the valuation of Virtual Megalab and the Megalab Stock shall be made in accordance with the procedures and terms set forth on Exhibit A attached
                                                         ---------
              hereto and made part hereof; (iii) Employer may elect to pay the purchase price for the Megalab Stock in cash or Employer's securities or any combination thereof; and (iv) that such purchase price will never exceed THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000) for one-half (1/2) of Employee's Megalab Stock; and

         (c) Employee shall be a full voting member of the board of directors of Virtual Megalab.

         4.05 Should Employer employ Employee as President of Virtual Megalab, Employee shall actively assist in his transition to this new position by, among other things, promoting Employer, including loyalty to Employer, to all employees.

         4.06 Should Employer employ Employee as President of Virtual Megalab, Employee's compensation and benefits shall continue in accordance with Article VI of this Agreement until such time as the parties mutually agree that Employee's duties and efforts have become more associated with Virtual Megalab than with Employer. At such time:
         (a)  Employer will reduce Employee's annual base salary as set forth in
              Section 6.01(a) to ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000);
         (b) Entitlement to the bonus set forth in Section 6.02 of this Agreement shall cease;
         (c) All rights to nonqualified stock options pursuant to Section 6.03 shall continue unaffected;
         (d) Employer shall pay Employee, in addition to his base compensation, two and one-half percent (2 1/2%) of the pre-tax profit of Virtual Megalab (upon such terms and conditions as the parties may at the time agree); and
         (e) Other employee benefits provided to employees of Employer, such as health insurance, shall continue.

                                   ARTICLE V
                               EXCLUSIVE SERVICE
                               -----------------

         5.01 During the term of this Agreement, Employee shall devote his full time and best efforts to the performance of his employment under this Agreement. During the term of this Agreement, Employee shall not, at any time or place, either directly or indirectly, become engaged in any fashion whatsoever by, for and/or on behalf of any entity which is involved in the design, sale and/or installation of hospital, laboratory, radiology and/or pharmacy information systems, and/or critical data management systems, or of any other systems, or any modules or components thereof, the design, sale or installation of which, or significant efforts related thereto, are commenced by

Employer while Employee is employed by Employer. Furthermore, during the term of this Agreement, Employee shall not, at any time or place, either directly or indirectly, become engaged in any fashion whatsoever by, for and/or on behalf of any entity which is involved in a business which is competitive with the business of Virtual Megalab while Employee is employed by Employer and/or Virtual Megalab. This provision is in addition to, and not in lieu of, that contained in Article VIII hereof.

                                  ARTICLE VI
                                 COMPENSATION
                                 ------------

         6.01 Base Compensation.  As compensation for all services rendered
              -----------------
during the term of this Agreement, as well as consideration for Employee's agreement to be legally bound by the covenants set forth in Articles VII and VIII herein, Employee shall be entitled to the following, as described in this
Section 6.01 ("Base Compensation"), during the term of this Agreement:

         (a) an annual salary of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000) payable in equal bi-weekly installments; and

         (b) participation in the benefit plans of Employer which are in effect or which may be adopted from time to time during the term of this Agreement, while this Agreement is in effect and for which Employee satisfies all applicable eligibility requirements;

         (c) during the term of this Agreement, fifteen (15) days of paid vacation from the regular duties with Employer. Such vacation is non-cumulative from year to year; and

         (d) TEN THOUSAND AND NO/100 DOLLARS ($10,000) as a one-time, initial signing bonus if this Agreement is executed before or on January 31, 1997 and Employee begins employment on or before February 17, 1997.

         6.02 Bonus.
              -----

         (a) Employee may be entitled to a bonus ("Bonus") upon the terms and conditions hereinafter set forth.

         (b)  Employee's Bonus shall consist of the following:

              (i) Effective February 17, 1997, a bonus equal to one-fifth of one percent (0.20%) of the Gross Profit (hereinafter defined); provided, however, that if the Discounts (hereinafter defined) on the sales which comprise the Gross Profit exceed thirty percent (30%), then the percentage earned pursuant to this Subsection 6.02(b)(i) will be decreased to 15/100ths of one percent (0.15%) instead of one-fifth of one percent (0.20%).

              (ii) Any Bonus due to Employee pursuant to this Section 6.02 shall be paid as follows:

                   (1) Fifty percent (50%) of such Bonus within thirty (30) days after the end of the month in which the sale generating the Gross Profit is consummated; and

                   (2) The remaining fifty percent (50%) of such Bonus on January 1 of the following calendar year; provided, however, that the second fifty percent (50%) of the Bonus due pursuant to this Section 6.02 shall be due and payable only if Employee is in the employ of Employer on said payment date, unless Employee's employment with Employer was terminated by Employer without Cause prior to said date.

         6.03 Nonqualified Stock Options.  Upon the effective start date of
              --------------------------
Employee's employment with Employer, Employee shall be awarded a nonqualified stock option (as that term is used in the Nonqualified Stock Option Agreement attached hereto as Exhibit B) to purchase FIFTY THOUSAND (50,000) shares of
                   ---------
Employer's Common Stock exercisable at the price stated in, and subject to the terms and conditions of, the Nonqualified Stock Option Agreement. Employer and Employee agree to execute a Nonqualified Stock Option Agreement in substantially the form as attached hereto as Exhibit B, to be provided to Employee by Employer
                               ---------
within five (5) business days of his effective start date.

         6.04 Definitions.  For purposes of this Agreement, and specifically
              -----------
this Article VI:

         (a) "Gross Profit" shall be defined to mean the net invoice price for license fees and sales to sites for software and hardware, including software products which may be purchased from time to time by Employer (including the Antrim Corporation products), reduced by the invoice price to Employer from all suppliers of hardware and/or third party software relating to such sales. Gross Profit shall not include any amounts charged by Employer to the sites for maintenance, installation, service and/or service-related products, which service-related products include, but are not limited to, HIS interfaces and instrument interfaces (including Intellicare). Gross Profit shall also be reduced by the present value of any and all discounts provided on maintenance and service on sales.

         (b) "Discounts" shall be defined to mean the amount by which Employer's list sales price plus the list retail price for hardware, non-Employer system software and suppliers from other manufacturers and vendors exceeds the contract price to the site for such sales and licenses. Discounts shall include any additional months of free maintenance and/or any other free consulting or service or other give-aways relating to such contract with the sites.

                                  ARTICLE VII
                COVENANT NOT TO DISCLOSE PROPRIETARY INFORMATION
                ------------------------------------------------

         7.01. Employee recognizes that Employer is engaged in a continuous program of development and production relating to its business, present and future, including fields generally related to the business of Employer, and that Employer possesses and will continue to possess information that has been created, discovered, developed or otherwise become known to Employer

(including, without limitation, information created by, discovered or developed by, or made known to, Employee during the period of or arising out of employment by Employer) and/or in which property rights have been assigned or otherwise conveyed to Employer, which information has commercial value in the business in which Employer is engaged (hereinafter collectively referred to as "Proprietary Information"). Proprietary Information includes, without limitation, algorithms, flow charts, trade secrets, processes, computer software, inventions, improvements, techniques, data, know-how, proposals, writings, marketing plans, strategies, forecasts, patentable material, material registrable under copyright or similar statutes, client and customer lists and information, and any information applicable to the business of Employer or applicable to the business of any client or customer of Employer which may be made known to Employee by Employer or by any client or customer of Employer, or learned by Employee during the term of this Agreement.

         7.02. Employee understands that his employment creates a relationship of confidence and trust between Employee and Employer with respect to any Proprietary Information.

         7.03. In consideration of Employee's employment by Employer and the compensation received by Employee from Employer from time to time pursuant to this Agreement, including, without limitation, as provided in Sections 6.01 and 6.02, respectively, Employee hereby agrees as follows:

         (a) Employee acknowledges that all Proprietary Information is the confidential and exclusive property of Employer that will not be converted or disclosed to anyone for any purpose whatsoever except to employees of Employer in furtherance of Employer's business. Employee will not at any time, whether during or after the termination of his employment, disclose to any person or entity any of the Proprietary Information of Employer and Employee will not or permit any person or entity to examine and/or make copies of any documents which contain or are derived from any Proprietary Information, whether prepared by Employee or otherwise coming into Employee's possession or control, without the prior written consent of Employer. Employee will not make any use of Proprietary Information except in the discharge of Employee's duties as an employee of Employer;

         (b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to the Proprietary Information, furnished to Employee by Employer or produced by Employee or others in connection with employment shall be and remain the sole property of Employer and shall be returned to Employer immediately as and when requested by Employer. Even if Employer does not so request, Employee shall return and deliver all such property to Employer upon termination or expiration of this Agreement for any reason, and Employee will not take with him any such property or any reproduction of such property upon such termination or expiration. Employee shall treat all such property in accordance with policies established by Employer from time to time;

         (c) Employee will promptly disclose to Employer or any persons designated by it, all improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals, writings, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the term of employment (all such improvements, formulas, ideas, processes, techniques, know-how, data, computer software, documentation, proposals and writings are hereinafter collectively referred to as "Developments" and individually as a "Development");

         (d) Employee agrees that all Developments which Employee develops (in whole or in part), either alone or jointly with others, and (i) uses equipment, supplies, facilities or Proprietary Information of Employer, or (ii) uses the hours for which Employee is to be compensated by Employer, or (iii) which relate to the business of Employer or to its actual or demonstrably anticipated research or development, or (iv) which result, in whole or in part, from work performed by Employee for Employer, shall immediately become the sole and absolute property of Employer and its assigns, and Employee hereby assigns any rights Employee may have or acquire in the Developments and benefits and/or rights resulting therefrom to Employer and its assigns without further compensation and Employee agrees to communicate, without cost or delay, and without publishing the same, all available information relating thereto (with necessary plans and models) to Employer. Upon disclosure of each Development to Employer, Employee will, during the term of this Agreement and at any time thereafter, at the request and cost of Employer, sign, execute, make and do all such deeds, documents, acts and things as Employer and its duly authorized agents may require:

                   (i) to apply for, obtain and vest in the name of Employer alone (unless Employer otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and
                   (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of letters patent, copyright or analogous protection; and

         (e) In the event that Employer is unable, for any reason whatsoever, to secure Employee's signature on any letters patent, copyright or analogous protection relating to any Development (including applications, renewals, extensions, continuations and divisions), Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in behalf of and stead to execute and file any such application (or otherwise) and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

                                 ARTICLE VIII
                            COVENANT NOT TO COMPETE
                            -----------------------

         8.01 Employee understands and agrees that much of Employer's success, on an international level, has been due to its ability to create, commercially exploit and maintain the secrecy of significant trade secrets, proprietary and confidential information, all of which are recognized as and agreed to be valuable assets of Employer. It is further recognized that Employer's continued success and competitive advantage in the marketplace is dependent upon its ability to prohibit access to any and all of these valuable assets, both as they currently exist and as they are subsequently expanded, added to, varied and/or modified, by any person not in the employ of Employer. Accordingly, in consideration of Employee's employment by Employer and the compensation received pursuant to this Agreement, including, without limitation, as provided in Sections 6.01 and 6.02, respectively, Employee hereby agrees to the following:

         (a) During the term of Employee's employment hereunder and for a period of twelve (12) months after the termination of employment for any reason, Employee shall not become, directly or indirectly, involved, whether alone or as a partner, joint venturer, franchisee, franchisor, officer, director, employee, independent contractor, employer, agent, shareholder or other owner of greater than one percent (1%) in any of the competitors of Employer named on Exhibit C attached hereto and made a part hereof.
                 ---------

         (b)  During the term of employment hereunder and for a period of twelve
              (12) months after the termination of Employee's employment for any reason,

              Employee shall not, directly or indirectly, solicit or induce or attempt to solicit or induce, any employee, consultant or independent contractor of Employer or Virtual Megalab to leave Employer or Virtual Megalab for any reason whatsoever or hire any employee, consultant or independent contractor of Employer or Virtual Megalab.

         (c)  During the term of employment hereunder and for a period of twelve
              (12) months after the termination of Employee's employment for any reason, Employee shall not, directly or indirectly, solicit the trade of or trade with, or otherwise do business with any client or customer of Employer or Virtual Megalab so as to offer or sell any product or services which would be competitive with any products or services sold by Employer or Virtual Megalab during the term of this Agreement or any products or services which Employee knows are being developed by Employer or Virtual Megalab during the term of this Agreement. Notwithstanding the foregoing, this Section 8.01(c) shall not apply to consulting services provided directly to such clients or customers of Employer or Virtual Megalab.

         (d) During the term of employment hereunder, Employee shall not take any action which might divert from Employer or Virtual Megalab any opportunity which would be within the scope of any present or contemplated future business of Employer or Virtual Megalab.

                                  ARTICLE IX
                         PRIOR EMPLOYMENT, INVENTIONS
                         ----------------------------

         9.01 Employee represents that his performance of all of the terms of this Agreement and as an employee of Employer does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or trust prior to employment by Employer. Employee has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

         9.02 As a matter of record, Employee attaches hereto as Exhibit D a
                                                                 ---------
complete list of all inventions, improvements and developments relevant to the subject matter of his employment by Employer which have been made or conceived or first reduced to practice by him, alone or jointly with others, prior to the effective date of this Agreement, that Employee desires to remove from the operation of this Agreement and Employee represents that such list is complete. If no such list is attached to this Agreement, Employee represents that he has no such inventions, improvements and developments that he desires to remove from the operation of this Agreement.

                                   ARTICLE X
                    CONSIDERATION FOR RESTRICTIVE COVENANTS
                    ---------------------------------------

         10.01(a) The primary intent of Employer throughout this Agreement, and with particular emphasis on Article VIII hereof, is to secure from Employee his Covenant Not To Compete against Employer by becoming directly or indirectly involved with competitors. The parties agree that the payments to be made by Employer to Employee and the restrictions upon Employee's activities, in the event of the occurrence of any of the stated circumstances, are fair, reasonable and will not be onerous or unduly burdensome to Employee. Employee further agrees that the compensation provided for in the Agreement and the potential Bonus adequately compensates Employee for his agreement to enter into the restrictive covenants and acknowledges that his experience and capabilities are such that the provisions of this Agreement will not prevent him from earning a livelihood, particularly with respect to potential employers which are not listed on Exhibit C.
                        ---------

         (b) It is understood and agreed that an actual or threatened breach by Employee of any of the provisions of Articles VII or VIII hereof may immediately result in a significant and substantial impairment of Employer's competitive advantage and position in the marketplace, which may or could threaten the continued viability and/or success of Employer. It is further agreed that Employer may have no adequate remedy at law. Accordingly, in the event of a reasonably perceived actual or threatened breach of any provisions of Article VII or VIII, Employee acknowledges and agrees that a breach of this Agreement by him will cause irreparable damage to Employer. In the event of such breach, Employer shall be entitled to, in addition to any and all remedies at law, an injunction restraining Employee from violating any of said provisions, specific performance or other equitable relief to prevent the violation of Employee's obligations hereunder. These remedies shall be in addition to, and not in lieu of, any other remedy available to Employer.

         (c) It is further understood and agreed that for purposes of interpreting any of the provisions of Articles VII of VIII, the term "Employer" shall include any successor, assign, subsidiary or division of Employer.

                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

         11.01  Severability.  If any clause or provision herein shall be held
                ------------
to be invalid, void or unenforceable, the remaining provisions shall in no way be affected or impaired and such provisions shall remain in full force and effect.

         11.02  Governing Law.  This Agreement shall be governed in all
                -------------
respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arizona.

         11.03  Notices.  All notices required or permitted to be given under
                -------
this Agreement shall be given by certified United States mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

         If to Employer:

         Sunquest Information Systems, Inc.
         4801 East Broadway
         Tucson, Arizona 85711
         Attn:   Sidney A. Goldblatt, M.D., President

         If to Employee:

         Mr. Albert A. DeStefano
         4541 Via Madre
         Tucson, AZ 85711

         11.04  Non-Waiver.  The failure of either Employee or Employer at any
                ----------
time to require the performance of the other of any of the provisions herein shall in no way affect the respective rights of Employee or Employer to enforce the same nor shall the waiver by Employee or Employer of any breach of any provisions hereof be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of the Agreement itself.

         11.05  Binding Effect.  The provisions of this Agreement shall be
                --------------
binding upon and inure to the benefit of both parties hereto and their respective successors and assigns.

         11.06  Article and Section Headings.  The Article and/or Section
                ----------------------------
headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         11.07  Assignment.  This Agreement is personal to Employee, and he may
                ----------
neither assign nor delegate any of his rights or obligations hereunder without first obtaining the written consent of Employer.

         11.08  Complete Agreement.  This Agreement supersedes all prior oral
                ------------------
agreements and understandings between the parties and may not be modified or terminated orally. No modifications, termination or attempted waiver shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have set their respective hands and seals as of the date first written above.

WITNESS:                     EMPLOYER:

                             SUNQUEST INFORMATION SYSTEMS, INC.


/s/ Stanley J. Lehman        By:  /s/ Nina M. Dmetruk
---------------------             -------------------

                             Title:  Executive VP & CFO
                                     ------------------
                                             1-31-97



WITNESS:                     EMPLOYEE:

                             ALBERT A. DeSTEFANO


/s/ Karin A. DeStefano       /s/ Albert A. DeStefano
----------------------       -----------------------
                                             1-31-97